Exhibit 10.2
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “First Amendment”) is made and entered into on the 30th day of September, 2013, by and between UST HOTEL JOINT VENTURE, LTD., a Florida limited partnership (“Seller”), and HYATT EQUITIES, L.L.C., a Delaware limited liability company (together with its permitted assigns “Purchaser”).

W I T N E S S E T H:
WHEREAS, Seller and Purchaser are parties to that certain Purchase and Sale Agreement between UST and Hyatt dated August 27, 2013 (the “Purchase Agreement”), pursuant to which Seller shall convey to Purchaser the Hotel (as defined in the Purchase Agreement);

WHEREAS, the parties desire to amend the Purchase Agreement, all as more particularly set forth herein; and

WHEREAS, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.
NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby covenant and agree as follows:

1.    Modification to Exhibit 3.12. The following materials (the “Additional Reports”) are hereby added to Exhibit 3.12 to the Purchase Agreement:

(i)    Section 1 Hazard Assessment prepared by NALCO Company, dated May 16, 2013.
(ii)    Peabody Orlando HACCP Review prepared by NALCO Company, dated August 20, 2013.
(iii)    Letter from NALCO Company dated September 27, 2013 to Mike Jueds
(iv)    Final Report Number: 979674 from NALCO Company (Customer Analytic Services) related to Batch number NAS3414 showing date completed September 27, 2013
(v)    Two (2) Nalco FastPath™ Analytical Reports showing date reported 9/18/2013

2.    Indemnification for Conditions. Seller acknowledges and agrees that its indemnification obligations pursuant to Section 11.6 of the Purchase Agreement apply to Claims related to those conditions existing at the Hotel as identified in the Additional Reports (the “Conditions”), subject to the following modifications thereto: (i) Seller’s indemnification obligations with regard to the Conditions, to the extent they apply, apply solely to Purchaser Third Party Claims of customers, guests, employees and invitees of the Property arising from or relating to the presence of such persons on the Property prior to Closing; and (ii) Seller’s indemnification obligations under Section 11.6 of the Purchase Agreement for claims related to the Conditions shall not be subject to the Cap or Threshold in Section 11.3 of the Purchase Agreement.

3.    Restaurant Trademarks.     Notwithstanding anything in the Purchase Agreement to the contrary, Purchaser is granted a limited, non-exclusive license to continue after Closing to use, only at the Property and on a perpetual basis, the following restaurant names and related logo trademarks for restaurants: (i) B-Line Diner; (ii) Rocks; (iii) Coconuts Poolside Bar & Grill; (iv) the Terrace Poolside Bar and (v) Coffee Etcetera, provided that Seller makes no warranties with respect thereto and all subject to the license provisions of Exhibit A attached hereto. Also notwithstanding anything in the Purchase Agreement to the contrary, Purchaser is granted a limited, non-exclusive license to continue after Closing and through December 31, 2014 to use, only at the Property, the following restaurant names and related logo trademarks existing on the date hereof for the following restaurants on the Property only: (i) Mallards and (ii) Napa, provided that Seller makes no warranties with respect thereto and all subject to the provisions of Exhibit A attached hereto. Purchaser will not use the names “Dux” or “Quackers” or the logos therefor existing on the date hereof for any restaurant on the Property. The licensed rights set forth in this Section 3 shall be considered part of the intangible assets conveyed to Purchaser pursuant to the Purchase Agreement.

4.     Single Duck Logo Trademarks. Purchaser is granted a limited, non-assignable, non-transferable, non-exclusive license to maintain the Single Duck Logo Trademarks on the existing room number door plates of the guest rooms and guest room floor directional sign plates on the Property (the “Room Number Plates”) until December 31, 2014, provided that Seller makes no warranties with respect thereto and all subject to the provisions of Exhibit A attached hereto. Purchaser agrees that, by no later than December 31, 2014, it shall remove or otherwise cover the Single Duck Logo Trademarks on all of the Room Number Plates. Purchaser shall have no right to use any other duck imagery or designs on the Property depicting the registered or common law trademarks owned by Seller or Peabody Management Inc. (“PMI”), including the Three Duck Logo, as depicted in U.S. Trademark Registration No. 2590524. Notwithstanding the foregoing provisions of Section 3 and this Section 4, Purchaser shall not utilize any references to “ducks” or any duck imagery in external marketing or advertising activities, nor will Purchaser make any references to “ducks” or expand the use of the Duck Logo Trademarks or any duck imagery on the Property. The licensed rights set forth in this Section 4 shall be considered part of the intangible assets conveyed to Purchaser pursuant to the Purchase Agreement.

5.    Modifications to Exhibit 3.7 and Exhibit 3.7A. Subject to the counterparties to the contracts described below accepting the rescission of previously delivered termination notices relating thereto and without any obligation on the part of Seller to obtain consents to the assignments thereto, the following are removed from Exhibit 3.7A as Excluded Contracts and are added to Exhibit 3.7 as Contracts (being assigned to Purchaser):

(i)     WTS
(ii)     Freeman Decorating
(iii)     Greenery Productions
(iv)     Snack Time Vending
(v)     The Entertainment Company
(vi)     Total Event Services
(vii)     Valley Crest Landscape Maintenance

In addition, (i) the Passkey contract is removed as a Contract on Exhibit 3.7 and added to Exhibit 3.7A as an Excluded Contract, and (ii) the Agreement dated November 12, 2012 (the “ASSE Agreement”) with the American Society of Safety Engineers (“ASSE”) is added to Exhibit 3.7A as an Excluded Contract.

6.    Continued Usage of Certain Systems. Purchaser has requested continued usage, following Closing until no later than October 15, 2013 of (i) the Infor HMS system following Closing and (ii) the Jazz centralized call accounting system provided by SDD Systems, and Seller agrees to use commercially reasonable efforts to facilitate such usage, without any representation, warranty or liability with respect to the availability, suitability or functionality of such systems.

7.    File Server. Purchaser acknowledges that Seller may remove from the Property and retain a file server and storage unit identified as Equal Logic PS4100 MODEL, E03J Service Tag 23XBRW1 and Power Edge R610 model, E015 Service Tag G7F2XQ1 and may load thereon any data which Seller is expressly permitted to retain under the terms of the Purchase Agreement.

8.    Telecommunications Link. So long as the Credit Team is retained to assist in the collection of accounts receivable relating to the Hotel in respect of the period prior to the Proration Time, Purchaser also shall maintain the existing TWtelecom circuit connection to the Belz Corporate Data Center, so long as the existing Checkpoint Firewall and VPN circuit active, with rules reasonably required by Purchaser, are maintained by the Belz Corporate Data Center.

9.    Modifications to Exhibit 14.16. Notwithstanding anything to the contrary set forth in the Purchase Agreement, Seller and its Affiliates hereby relinquish any rights which they have to Datel Call SweeTLive software system identified as Item 57 on the schedule labeled “Application Systems”. In addition, the application “LaserVault” is removed from the section “Transfer to New Owners” and is added to “Maintain for transition. Keep for PHG.”

10.    Amendment to Section 5.2. Section 5.2 of the Purchase Agreement is hereby deleted in its entirety and in place thereof shall be the following:

5.2    Costs. Seller shall pay all costs of removing any title defects which Seller is required to remove pursuant to the provisions hereof. Seller and Purchaser shall aggregate and split 50/50 all state and county transfer and recordation taxes or documentary stamps imposed on the Deed (the “Stamp Tax”), provided that Seller and Purchaser shall first agree in good faith on the amount of consideration related to real property to be stated in the Deed for purposes of calculating the Stamp Tax, and provided further that in no event shall Seller be obligated to pay more than One Million Seven Hundred Thousand Dollars ($1,700,000) of the Stamp Tax. Purchaser shall pay (i) all recording fees connected with the transfer of the Property and the recordation of the Deed, and (ii) all bulk sales taxes and other personal property taxes, if any. Purchaser shall pay the costs of Purchaser’s title insurance policy and survey and all taxes associated with the placement of a mortgage or deed of trust on the Property. Seller and Purchaser shall each pay for fifty percent (50%) of all fees of the Escrow Agent in connection with the Escrow Instructions and the Closing. Each party shall pay its own accountants and attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

11.    Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument, as fully and completely as if all had signed but one instrument.

12.    Effect. All terms and conditions of the Purchase Agreement not modified by this First Amendment shall remain in full force and effect.
[Signatures On Following Page]

IN WITNESS WHEREOF, the parties have executed this First Amendment under seal as of the day and year first written above.

UST
UST HOTEL JOINT VENTURE, LTD, a Florida limited partnership

By:  UST Hotel Corporation, a Florida corporation,
        its general partner

        By:  /s/Lance Fair
        Name: Lance Fair
        Its: Vice President

HYATT
HYATT EQUITIES, L.L.C., a Delaware limited liability company

By:    /s/ Stephen M. Sokal
Name: Stephen M. Sokal
Its: Vice President

ACKNOWLEDGED AND AGREED
WITH RESPECT TO SECTIONS 3 AND 4
AND EXHIBIT A:

PEABODY MANAGEMENT, INC.

By:    /s/ Jimmie D. Williams
Name:     Jimmie D. Williams
Its:    SRVP

EXHIBIT “A”
Limitations. The use of the name, logo and duck imagery trademarks described in Sections 3 and 4 (the “Licensed Marks”) is strictly limited to use and advertising for the Property, and does not extend to any other hotel properties owned by or affiliated with Purchaser or other Purchaser Affiliates. Except as may be authorized by PMI in advance and in writing, Purchaser shall not co-brand any Licensed Marks with a trademark or house mark of Purchaser or any third party without PMI's prior written consent, i.e., use the PMI’s house mark with a Licensed Mark as a composite mark, such as "Hyatt B-Line Diner."
Reservation of Rights. Except for the specific licensed rights granted to Purchaser under this Agreement, all rights in and to the Licensed Marks are explicitly reserved and retained by PMI. Purchaser shall not have the right to sublicense any of the rights granted to it under this Agreement.

Exploitation of Rights. PMI shall have the right to terminate the rights to use of a particular Licensed Mark if, for a period in excess of one (1) year, Purchaser ceases use of any such Licensed Mark at the Property.

Royalty-Free. Further to the last sentence of each of Sections 3 and 4 the use of the Licensed Marks is granted on a royalty-free basis.

Quality Control Standards. Purchaser’s marketing, advertising and use of the Licensed Marks shall not reflect adversely upon the good name and reputation of PMI or any of its programs, products, services or properties and shall be consistent with the high quality of such hotel services at the Property immediately prior to the execution of the Purchase Agreement. Without limiting the foregoing, Purchaser will, at its own expense, comply with all laws, regulations relating to the marketing, sale, and delivery of products and services bearing the Licensed Marks, and comply with all applicable workplace laws, rules, and regulations, and all applicable safety, health, environmental (“S/H/E”) laws, rules and regulations.

Quality Control Right to Inspection. Purchaser acknowledges and agrees that, in order to preserve its trademark rights, PMI has the right to conduct, at its expense, an annual inspection of the restaurants at the Property operating under the Licensed Marks for the sole purpose of determining whether the use of the Licensed Marks complies with the terms of this Agreement. This inspection may either be conducted by PMI or a third-party service selected by PMI. The inspection shall be conducted on a minimum of ten (10) days prior notice to Purchaser. Purchaser shall reasonably cooperate with, and will provide reasonable assistance to, PMI in the performance of such inspection program at the Property.

Protection of Marks. PMI shall have the exclusive right, in its sole discretion, to file trademark, trade dress, copyright, logos, graphical designs, or other applications throughout the world, relating to the use or proposed use by Purchaser of any of the Licensed Marks. Such filings shall be made in the name of PMI or in the name of any third party selected by PMI. For these purposes, at PMI’s reasonable request, Purchaser shall supply to PMI, free of cost to PMI, such samples and similar materials as may be reasonably be required as specimens in connection with any such filings.

Infringements. If any third party may be infringing the Licensed Marks, PMI shall have the initial right to decide what, if any, action to take, but if PMI decides not to take any action within a reasonable time, then Purchaser may take action solely to seek to enjoin the use of the Licensed Mark(s) by such third party. Purchaser shall reasonably cooperate with PMI, at PMI's expense, in any action it takes to stop infringements. PMI shall reasonably cooperate with Purchaser, at Purchaser's expense, in any action Purchaser takes to stop infringements, as set forth above. Purchaser may settle any dispute relating to the use of the Licensed Marks without notice or compensation to Purchaser and shall retain the proceeds of any settlement or proceeding.

Prohibited Uses of Infringing Marks. Purchaser agrees not to adopt any trademark, trade name, design, logo or symbol which is substantially similar to or reasonably likely to be confused with the design, appearance or presentation of any of the Licensed Marks (i.e. use of words such as terrace or coffee in connection with other restaurants shall not be a violation of this provision as long as the design and appearance is not substantially similar to those associated with the Licensed Marks). Purchaser shall not, directly or indirectly, in any way dispute or impugn the validity of the Licensed Marks, or as between Purchaser and PMI, PMI's sole ownership and right to use and control the use of the Licensed Marks during the term of this Agreement and thereafter. Purchaser shall not do or permit to be done any action or thing which shall in any way impair PMI's rights in and to the Licensed Marks. Purchaser acknowledges that its use of the Licensed Marks shall not create in it any right, title or interest therein, except as set forth in this Agreement.

Assignment by Purchaser. To any extent Purchaser acquires any ownership rights to any of the Licensed Marks, Purchaser hereby assigns and transfers to PMI all such rights, together with the goodwill of the business in connection therewith and agrees to execute any documentation relating to such assignment.

Notices. Purchaser shall affix to any advertising materials utilizing any of the Licensed Marks (to the extent any such Licensed Mark is registered and PMI notifies Purchaser of such registration) the following notice (and such other notices as may be requested from time to time by PMI in relation to PMI's trademark protection), as applicable; (i) "[____________®] is a registered trademark of Peabody Management, Inc. used under license"; or (ii) "[_____________] is/are a trademark of Peabody Management, Inc. used under license."

Subsequent Assignment. Purchaser may assign its rights under Section 3 of this Amendment to an affiliated or non-affiliated entity that acquires the Property from Purchaser, without PMI's consent but with written notice thereof to PMI, for so long as any such assignee operates the Property as a Hyatt-branded hotel and provided that any such assignee shall be bound by all of the provisions of Section 3 and this Exhibit A.

Termination. PMI may terminate this Agreement as to a particular Licensed Mark if PMI reasonably determines that the use of such Licensed Mark violates the intellectual property rights of another person.